Exhibit 99.1

Response Biomedical Corporation Announces
Appointment of Dr. Jonathan Wang as Director

DRAFT
FOR IMMEDIATE RELEASE

VANCOUVER, British Columbia – July 30, 2012 - Response Biomedical Corporation (TSX: RBM, OTCBB: RPBIF) (the “Company”) today reported that effective July 25, 2012, the Board of Directors of the Company have appointed Jonathan Wang, Ph.D. as a Director.  Dr. Wang was a previous Director of the Company from July 27, 2010 to October 20, 2011.

Mr. Jeffrey Purvin stated “We are very pleased to have Dr. Jonathan Wang return to the Board of Directors. During his previous term on the board, as well as in the interim period, Jonathan provided important insights into the China market for Response’s point of care products. His long experience in China will be enormously valuable in expanding our presence there”.

Dr. Wang is a Senior Managing Director, Asia at OrbiMed.  He is a co-founder and partner at OrbiMed's Asia-focused VC fund.  Previously, he was General Manager at Burrill Greater China Group and worked for WI Harper Group and Walden International, two pioneers in the Asia-related VC industry.  At WI Harper, Dr. Wang was a Managing Director, overseeing the firm's life sciences activities worldwide.  Dr. Wang is also a Board Director at ForteBio, Inc., EA, Inc. and PharmAbcine, Inc.  He is also co-founder and former Chairman of The BayHelix Group, a premier organization of Chinese life sciences business leaders.  He holds a Ph.D. in Molecular Neurobiology from Columbia University where he obtained scientific training under the supervision of Dr. Eric Kandel, a Nobel Laureate.  Dr. Wang also earned an M.B.A. from Stanford University.

Further information on the Company can be found at www.responsebio.com, SEDAR (Canada) www.sedar.com or EDGAR (U.S.) www.sec.gov/edgar/searchedgar/webusers.htm. Information at these sites is typically available within 24 hours of the distribution of the news release.

About Response Biomedical

Response Biomedical develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® platform for clinical and environmental applications. RAMP® represents a new paradigm in diagnostics that provides high sensitivity and reliable information in minutes. It is ideally suited to both point of care testing and laboratory use.

The RAMP® system consists of a reader and single-use disposable test cartridges, and has the potential to be adapted to more than 250 medical and non-medical tests currently performed in laboratories. RAMP® clinical tests are commercially available for the early detection of heart attack and congestive heart failure through our commercial partners and distributors.

In the non-clinical market, RAMP® Tests are currently provided for the environmental detection of West Nile Virus, and Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin.

Response has achieved CE Marking for its readers and clinical tests and its Quality Management System is registered to ISO 13485: 2003 and ISO 9001: 2008.

Response Biomedical is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTC Bulletin Board under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

About the RAMP® Reader and RAMP® 200 reader

The RAMP® enabling platform is a portable scanning fluorescence quantitative analysis platform for near patient testing that enables rapid and robust quantitative results. The platform includes easy software upgrades, data management capabilities and unique interface options. The RAMP® Reader features a small footprint and attractive ease of use for moderate throughput settings. The RAMP® 200 reader has innovative design features, including the multi-port capability to run 18 tests per hour on one module and up to 36 tests per hour, using three modules. This allows tests to be run on multiple patients simultaneously or multiple assays to be run for one patient. More information on our proprietary RAMP® technology can be found at www.responsebio.com.

Forward-Looking Statements

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include statements regarding our expectations for the appointment of a new director.

These statements are only predictions based on our current expectations and projections about future events.  You should not place undue reliance on these statements. Actual events or results may differ materially.  Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities. We do not undertake to update any forward-looking statements.

Contacts

Response Biomedical Corp.:
Patricia Massitti, 604-456-6010
VP, Administration & Corporate Communications
pmassitti@responsebio.com